For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)

COLONY BANKCORP REPORTS FOURTH QUARTER 2020 RESULTS

COMPANY DECLARES QUARTERLY CASH DIVIDEND OF $0.1025 PER SHARE

FITZGERALD, GA. (January 22, 2021) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $4.9 million, $0.52 per diluted share, for the quarter ended December 31, 2020, compared with $2.8 million, or $0.29 per diluted share, for the quarter ended December 31, 2019. The Company reported operating net income of $4.2 million, or $0.44 per diluted share, for the quarter ended December 31, 2020, compared with $3.0 million, or $0.32 per diluted share for the same period in 2019. Operating net income excludes after-tax acquisition related expenses, gain on sale and write-down of the Thomaston banking center as well as the net income tax expense (benefit) for the adjustments.

For the year-to-date period ended December 31, 2020, the Company reported net income of $11.8 million, or $1.24 per diluted share, compared with $10.2 million, or $1.12 per diluted share for the same period in 2019. The Company reported operating net income of $12.1 million, or $1.28 per diluted share, for the year-ended December 31, 2020, compared with $12.8 million, or $1.35 per diluted share, for the same period in 2019. Operating net income excludes the same items listed above for the Company’s quarter-to-date period.

Fourth Quarter 2020 Financial Highlights:

•Net income of $4.9 million, or $0.52 per diluted share, an increase of $1.8 million, or $0.19 per diluted share, compared to the third quarter of 2020.
•Operating net income of $4.2 million, or $0.44 per diluted share, an increase of $484,000, or $0.05, compared to the third quarter of 2020 (see Non-GAAP reconciliation).
•Growth in total assets of $4.5 million, or 26 basis points, compared to the third quarter of 2020.
•Increase in noninterest income from mortgage banking activity of $827,000 compared to the third quarter of 2020.
•$1.3 million provision for loan losses, an increase of $190,000, or 17.18%, compared to the third quarter 2020.

The Company also announced that on January 21, 2021, the Board of Directors declared a quarterly cash dividend of $0.1025 per share, to be paid on its common stock on February 12, 2021, to shareholders of record as of the close of business on January 31, 2021.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “While we continue to operate in a difficult environment due to the ongoing global pandemic, I am pleased to report strong earnings growth for the fourth quarter and full year. Diluted earnings per share increased 78% over the same period last year and 11% for the full year.

“Our efforts in business development and adding talented bankers to our team continues to have positive impacts on our operations. We saw solid growth in our balance sheet metrics for both the fourth quarter and full year, including growth in total loans, total deposits and total assets. Asset quality remained strong throughout the year and we are pleased that most loans for which payments were deferred for borrowers in response to the global pandemic are back to current status. We ended the year with total interest earning assets of $1.6 billion, up $258.0 million, or 19% propelling total assets to $1.8 billion, a record for the Company. Total loans, including acquisition activity and loans from the Small Business Administration Payroll Protection Program (“PPP”), increased 9% year-over-year, while legacy loan growth increased 6%. Furthermore, strong growth in net interest income was partially offset by higher provisions for loan losses due to the global pandemic as well as increases in noninterest expense, such as salaries and employee benefits, as well as occupancy and equipment.

“Net interest margin increased 24 basis points to 3.58% over the sequential quarter primarily driven by increased accretion income on acquired loans and deferred fee income recognized on PPP loans. During the quarter ended December 31, 2020, PPP loans totaling approximately $32.6 million were forgiven through the SBA. Increases to accretion income during the quarter ended December 31, 2020, were primarily driven by higher than expected loan payoffs as well as changes to cash flow projections on remaining loans driven by loan performance during the second half of the year ended 2020. Additionally, our continued efforts to diversify our revenue streams resulted in strong full year increases in our noninterest income of $10.2 million, highlighted by mortgage fee income growth of $6.0 million helping to mitigate declining margins.”

In closing, Fountain added, “We are pleased with the Company’s continued growth during 2020 despite operating in one of the most difficult economic environments experienced in our times. These achievements reaffirm the strategic initiatives we have put in place to grow our business across our markets and also reflect the dedication and hard work of everyone at Colony Bankcorp. While the current economic environment and competitive landscape is intense, we are optimistic based on our loan pipeline, core deposit base growth, diversified streams of earnings and mortgage fee income as we continue to deliver market share gains. Moreover, we will also support our customers and communities by participating in the recently announced new round of the Small Business Administration Payroll Protection Program. While some of our competitors have suspended payments, our Board remains confident in our operational structure and strategic vision as evidenced by the continued dividend payment. We look forward to the coming year with renewed enthusiasm as we seek opportunities to continue to reward our shareholders.”

Balance Sheet

•Total assets totaled $1.8 billion at December 31, 2020, an increase of $248.7 million, or 16%, compared to the same period in 2019.
•Interest-bearing deposits in banks at December 31, 2020, totaled $166.3 million, an increase of $77.8 million, or 87.8% compared to the same period in 2019. The increase is primarily attributable to the funding of approximately 1,700 PPP loans during 2020, which also generated much higher balances in our interest-bearing deposits in banks as of December 31, 2020.
•Total loans, including loans held for sale, totaled $1.11 billion at December 31, 2020, an increase of $133.0 million, or 14%, from the same period in 2019. Growth in core loans was primarily attributable to PPP loan originations, while mortgage demand substantially increased during 2020 as a result of declining interest rates.
•Total deposits totaled $1.45 billion at December 31, 2020, an increase of $151.3 million, or 12%, compared to the same period in 2019. The increase in deposits was primarily in noninterest-bearing deposits as a result of the PPP loan activity during 2020.
•Total borrowings at December 31, 2020, totaled $167.1 million, an increase of $81.3 million or 94.8% compared to the same period in 2019. While the Company prepaid $24.5 million in FHLB advances, funding of PPP loans through the Payroll Protection Program Liquidity Facility (“PPPLF”) increased outstanding borrowings substantially during 2020. At December 31, 2020, the PPPLF totaled $106.8 million with comparison to prior year not applicable.

Capital

•Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.”
•Preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 9.55%, 14.29%, 15.37%, and 12.21%, respectively.

Fourth Quarter Results of Operations

•Net interest income on a tax-equivalent basis for the fourth quarter 2020 totaled $15.2 million, compared to $13.9 million for the third quarter 2020. The increase during the quarter is primarily attributable to increases in accretion income on acquired loans and loan fee income recognized on PPP loans forgiven which was only partially offset by a decrease in the cost of interest-bearing liabilities.
•Net interest margin was up 24 basis points over the sequential quarter primarily driven by increased accretion income on acquired loans and deferred fee income recognized on PPP loans. During the quarter ended December 31, 2020, PPP loans totaling approximately $32.6 million were forgiven through the SBA. Accretion income increased $384,000 for the quarter ended December 31, 2020, which was primarily driven by higher than expected loan payoffs as well as changes to cash flow projections on remaining loans driven by loan performance during the second half of the year ended 2020. These positive impacts to the margin were primarily offset by increases in lower-yielding, highly-liquid assets, combined with the reduction by the Federal Reserve of interest rates during 2020.

•Noninterest income totaled $8.0 million for the fourth quarter ended December 31, 2020, an increase of $485,000, or 6.4%, compared to the same period in 2019. The increase was primarily attributable to growth in mortgage production income as a result of increased loan demand resulting from a historically low interest rate environment. Also, during the fourth quarter 2020, the Thomaston banking center was sold resulting in a gain on sale.
•Noninterest expense totaled $16.0 million for the fourth quarter ended December 31, 2020, compared to $16.3 million for the sequential quarter ended 2019. The decrease in noninterest expense during the fourth quarter 2020 was primarily attributable FHLB prepayment penalties only during the third quarter 2020.

Asset Quality

•Nonperforming assets totaled $10.2 million and $10.5 million at December 31, 2020 and 2019, respectively.
•OREO and repossessed assets totaled $1.0 million at December 31, 2020, a decrease of $297,000, or 22.3%, compared to the same quarter in 2019.
•Net loan charge-offs were $189,000, or 0.07% of average loans, compared to $317,000 in the fourth quarter of 2019.
•The loan loss reserve was $12.1 million, or 1.14% of total loans, on December 31, 2020, compared $6.9 million, or 0.71% of total loans, at December 31, 2019.

While nonperforming assets have increased year-over-year primarily as a result of increased traditional loan production, asset quality remains strong with overall improvement as of the fourth quarter 2020 compared to previous quarter and year-over-year comparisons. The increase in the provision for loan losses was directly impacted by the current economic disruptions resulting from the continued COVID-19 pandemic crisis.

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 32 locations throughout Georgia. The Homebuilder Finance Division helps the local construction industry with building and construction loans, and the Small Business Specialty Lending Division assists small businesses with government guaranteed loans. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections and/or expectations of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding growth strategy, capital management, liquidity and funding, and future profitability; (v) statements regarding the potential effects of the COVID-19 pandemic on the Company’s business and financial results and conditions; and (vi) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; the Company’s ability to implement its various strategic and growth initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; risks that the anticipated benefits from the sale of the Thomaston branch and the transactions with LBC Bancshares, Inc. and PFB Mortgage are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions or other unexpected factors or events. These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are net income, diluted earnings per share, book value per common share and efficiency ratio, respectively.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio and the reconciliation of these measures to net income, diluted earnings per share, book value per common share and efficiency ratio are set forth in the table below.

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures

	2020				2019
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Operating net income reconciliation
Net income (GAAP)	$4,900	$3,098	$2,214	$1,603	$2,756
Acquisition-related expenses	148	207	220	287	335
Thomaston building write down	—	582	—	—	—
Gain on sale of Thomaston branch	(1,026)	—	—	—	—
Income tax expense (benefit)	184	(166)	(46)	(60)	(70)
Operating net income	$4,206	$3,722	$2,388	$1,830	$3,021
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,498,783	9,494,859
Adjusted earnings per diluted share	$0.44	$0.39	$0.25	$0.19	$0.32

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$15.21	$14.78	$14.59	$14.35	$13.74
Effect of goodwill and other intangibles	(1.95)	(1.96)	(1.96)	(2.06)	(2.06)
Tangible book value per common share	$13.26	$12.82	$12.63	$12.29	$11.68

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	68.93%	76.22%	72.75%	77.32%	77.24%
Acquisition-related expenses	(0.64)	(0.97)	(1.20)	(1.68)	(1.92)
Gain on sale of Thomaston branch	3.19%	—%	—%	—%	—%
Thomaston building write down	—%	(2.72)%	—%	—%	—%
Operating efficiency ratio	71.49%	72.53%	71.55%	75.64%	75.32%

Colony Bankcorp, Inc.
Selected Financial Information

	2020				2019
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
EARNINGS SUMMARY
Net interest income	$15,151	$13,848	$13,541	$12,705	$12,992
Provision for loan losses	1,296	1,106	2,200	1,956	581
Non-interest income	8,039	6,930	4,843	4,432	4,412
Non-interest expense	15,986	15,690	13,375	13,250	13,496
Income taxes	1,008	884	595	328	571
Net income	4,900	3,098	2,214	1,603	2,756
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average basic shares	9,498,783	9,498,783	9,498,783	9,498,783	9,494,859
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,498,783	9,494,859
Earnings per basic share	$0.52	$0.33	$0.23	$0.17	$0.29
Earnings per diluted share	0.52	0.33	0.23	0.17	0.29
Adjusted earnings per diluted share	0.44	0.39	0.25	0.39	0.32
Cash dividends declared per share	0.10	0.10	0.10	0.10	0.08
Common book value per share	15.21	14.78	14.59	14.35	13.74
Tangible common book value per share	13.26	12.82	12.63	12.29	11.68

Performance ratios:
Net interest margin (a)	3.58%	3.34%	3.41%	3.63%	3.70%
Return on average assets	1.08	0.70	0.52	0.42	0.73
Return on average total equity	13.73	8.80	6.47	4.79	8.47
Efficiency ratio	68.93	76.22	72.75	77.32	77.24
Operating efficiency ratio (b)	71.49	72.53	71.55	75.64	75.32

Colony Bankcorp, Inc.
Selected Financial Information

	2020				2019
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
ASSET QUALITY
Nonperforming loans (NPLs)	$9,128	$9,926	$11,459	$10,130	$9,179
Other real estate owned	1,006	1,875	1,769	847	1,320
Repossessed assets	30	11	17	19	13
Total nonperforming assets (NPAs)	10,164	11,812	13,245	10,996	10,512
Classified loans	30,404	21,388	20,619	23,093	21,084
Criticized loans	75,633	72,076	52,200	46,600	51,182
Net loan charge-offs	189	375	295	435	317
Allowance for loan losses to total loans	1.14%	1.00%	0.92%	0.85%	0.71%
Allowance for loan losses to total NPLs	132.85	111.02	89.79	64.81	74.77
Allowance for loan losses to total NPAs	119.31	93.29	77.68	60.83	65.29
Net charge-offs to average loans	0.07	0.13	0.12	0.18	0.13
NPLs to total loans	0.86	0.90	1.03	1.13	0.95
NPAs to total assets	0.58	0.67	0.75	0.91	0.69
NPAs to total loans and other real estate owned	0.96	1.07	1.19	1.39	1.08

AVERAGE BALANCES
Total assets	$1,797,749	$1,766,717	$1,702,902	$1,516,191	$1,503,521
Loans, net	1,151,872	1,130,231	1,094,299	974,614	961,756
Deposits	1,456,287	1,140,487	1,384,739	1,293,784	1,278,987
Total stockholders’ equity	141,570	139,721	137,213	134,304	130,217
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis
(dollars in thousands)
	Three Months Ended December 31,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [1]	$1,151,872	$14,878	5.12%	$977,760	$13,898	5.64%
Investment securities, taxable	335,228	1,485	1.76%	355,484	2,064	2.30%
Investment securities, tax-exempt [2]	31,218	147	1.87%	1,138	9	3.14%
Deposits in banks and short term investments	168,876	54	0.13%	66,690	246	1.46%
Total interest-earning assets	1,687,194	16,564	3.89%	1,401,072	16,217	4.59%
Noninterest-earning assets	110,555			99,145
Total assets	$1,797,749			$1,500,217
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$843,497	$203	0.10%	$697,893	$1,040	0.59%
Other time	280,175	630	0.89%	357,364	1,440	1.60%
Total interest-bearing deposits	1,123,672	833	0.29%	1,055,257	2,480	0.93%
Federal Home Loan Bank advances	22,500	116	2.06%	49,283	271	2.18%
Paycheck Protection Program Liquidity Facility	128,554	118	0.36%	—	—	—%
Other borrowings	38,339	254	2.62%	39,036	415	4.22%
Total other interest-bearing liabilities	189,393	488	—%	88,319	686	3.08%
Total interest-bearing liabilities	1,313,065	1,321	0.40%	1,143,576	3,166	1.10%
Noninterest-bearing liabilities:
Demand deposits	$332,615			$220,356
Other liabilities	10,499			6,068
Stockholders' equity	141,570			130,217
Total noninterest-bearing liabilities and stockholders' equity	484,684			356,641
Total liabilities and stockholders' equity	$1,797,749			$1,500,217
Interest rate spread			3.49%			3.49%
Net interest income		$15,243			$13,051
Net interest margin			3.58%			3.70%
1The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $61,000 and $53,000 for the quarter ended December 31, 2020 and 2019, respectively, are included in income and fees on loans. Accretion income of $385,000 and $350,000 for the quarter ended December 31, 2020 and 2019 are also included in income and fees on loans.
2Taxable-equivalent adjustments totaling $31,000 and $3,000 three months period ended December 31, 2020 and 2019, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

	Twelve Months ended December 31,
	2020			2019
	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [3]	$1,092,009	$55,802	5.11%	$896,098	$50,464	5.63%
Investment securities, taxable	336,140	6,875	2.05%	374,719	9,103	2.43%
Investment securities, tax-exempt [4]	17,070	331	1.94%	1,737	56	3.22%
Deposits in banks and short term investments	141,641	438	0.31%	56,891	1,056	1.86%
Total interest-earning assets	1,586,860	63,446	4.00%	1,329,445	60,679	4.56%
Noninterest-earning assets	104,375			81,886
Total assets	$1,691,235			$1,411,331
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$787,030	$1,870	0.24%	$640,180	$4,274	0.67%
Other time	305,374	3,729	1.22%	361,319	5,775	1.60%
Total interest-bearing deposits	1,092,404	5,599	0.51%	1,001,499	10,049	1.00%
Federal Home Loan Bank advances	33,249	743	2.23%	45,233	1,046	2.31%
Paycheck Protection Program Liquidity Facility	90,768	205	0.23%	—	—	—%
Other borrowings	38,527	1,333	3.46%	34,159	1,542	4.51%
Total other interest-bearing liabilities	162,544	2,281	1.40%	79,392	2,588	3.26%
Total interest-bearing liabilities	1,254,948	7,880	0.63%	1,080,891	12,637	1.17%
Noninterest-bearing liabilities:
Demand deposits	294,008			$208,320
Other liabilities	4,325			5,002
Stockholders' equity	137,954			117,118
Total noninterest-bearing liabilities and stockholders' equity	436,287			330,440
Total liabilities and stockholders' equity	$1,691,235			$1,411,331
Interest rate spread			3.34%			3.40%
Net interest income		$55,566			$48,042
Net interest margin			3.50%			3.61%
3 The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $252,000 and $182,000 for the year ended December 31, 2020 and 2019, respectively, are included in income and fees on loans. Accretion income of $763,000 and $583,000 for the quarter ended December 31, 2020 and 2019 are also included in income and fees on loans.
4 Taxable-equivalent adjustments totaling $69,000 and $11,000 for twelve months period ended December 31, 2020 and 2019, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

Colony Bankcorp, Inc.
Segment Reporting
	Three months ended December 31,		Twelve months ended December 31,
(dollars in thousands)	2020	2019	2020	2019
Banking Division
Net interest income	$13,240	$12,931	$51,546	$47,684
Provision for loan losses	1,296	581	6,558	1,104
Noninterest income	3,952	2,743	13,288	10,865
Noninterest expenses	11,656	11,315	47,805	43,669
Income taxes	643	687	1,947	2,642
Segment income	$3,597	$3,091	$8,524	$11,134

Total segment assets	$1,606,086	$1,503,284	$1,606,085	$1,503,284

Mortgage Banking Division
Net interest income	$299	$64	$603	$164
Provision for loan losses	—	—	—	—
Noninterest income	3,420	1,251	9,106	3,139
Noninterest expenses	2,835	1,220	8,137	3,258
Income taxes	188	20	325	10
Segment income	$696	$75	$1,247	$35

Total segment assets	$50,265	$11,624	$50,265	$11,624

Small Business Specialty Lending Division
Net interest income	$1,612	$—	$1,483	$—
Provision for loan losses	—	—	—	—
Noninterest income	667	—	1,183	—
Noninterest expenses	1,495	652	924	1,213
Income taxes	177	(136)	198	(254)
Segment income	$607	$(516)	$1,544	$(959)

Total segment assets	$107,623	$405	$107,623	$405

Total Consolidated
Net interest income	$15,151	$12,995	$53,632	$47,848
Provision for loan losses	1,296	581	6,558	1,104
Noninterest income	8,039	3,994	23,577	14,004
Noninterest expenses	15,986	13,187	56,866	48,140
Income taxes	1,008	571	2,470	2,398
Segment income	$4,900	$2,650	$11,315	$10,210

Total segment assets	$1,763,974	$1,515,313	$1,763,973	$1,515,313

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	December 31, 2020	December 31, 2019
(dollars in thousands)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$17,218	$15,570
Interest-bearing deposits in banks and federal funds sold	166,288	88,522
Cash and cash equivalents	183,506	104,092
Investment securities available for sale, at fair value	380,814	347,332
Other investments, at cost	3,296	4,288
Loans held for sale	52,386	10,076
Loans, net of unearned income	1,059,503	968,814
Allowance for loan losses	(12,127)	(6,863)
Loans, net	1,047,376	961,951
Premises and equipment	32,057	32,482
Other real estate	1,006	1,320
Goodwill and other intangible assets	18,558	19,533
Bank owned life insurance	31,547	21,629
Other assets	13,428	12,610
Total assets	$1,763,974	$1,515,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$326,999	$232,635
Interest-bearing	1,118,028	1,061,107
Total deposits	1,445,027	1,293,742
Federal Home Loan Bank advances	22,500	47,000
Paycheck Protection Program Liquidity Facility	106,789	—
Other borrowed money	37,792	38,792
Accrued expenses and other liabilities	7,378	5,273
Total liabilities	1,619,486	1,384,807

Stockholders’ equity
Common stock, $1 par value; 20,000,000 shares authorized, 9,498,783 issued and outstanding, respectively	9,499	9,499
Paid in capital	43,215	43,667
Retained earnings	84,993	76,978
Accumulated other comprehensive income, net of tax	6,781	362
Total stockholders’ equity	144,488	130,506
Total liabilities and stockholders’ equity	$1,763,974	$1,515,313

Colony Bankcorp, Inc.
Consolidated Statements of Income (unaudited)
	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
(dollars in thousands, except per share data)
Interest income:
Loans, including fees	$14,818	13,844	$55,550	50,281
Investment securities, including tax exempt of $31, $3, $69,$11, respectively	1,601	2,071	7,137	9,149
Deposits in banks and short term investments	53	246	438	1,056
Total interest income	16,472	16,161	63,125	60,486

Interest expense:
Deposits	833	2,480	5,599	10,049
Federal Home Loan Bank advances	116	271	743	1,046
Paycheck Protection Program Liquidity Facility	118	—	205	—
Other borrowings	254	415	1,333	1,542
Total interest expense	1,321	3,166	7,880	12,637
Net interest income	15,151	12,995	55,245	47,849
Provision for loan losses	1,296	581	6,558	1,104
Net interest income after provision for loan losses	13,855	12,414	48,687	46,745

Noninterest income:
Service charges on deposits	1,387	1,596	5,293	5,593
Mortgage fee income	3,443	1,257	9,149	3,199
Gain on sale of SBA loans	596	—	1,600	—
(Loss)/Gain on sale of securities	(83)	(2)	926	97
Gain on sale of assets	1,026	—	1,082	—
Interchange fees	1,363	1,012	4,988	3,768
BOLI Income	195	131	743	536
Other	112	—	463	811
Total noninterest income	8,039	3,994	24,244	14,004

Noninterest expense:
Salaries and employee benefits	9,810	7,370	34,141	26,218
Occupancy and equipment	1,339	1,391	5,311	4,850
Acquisition related	148	335	862	3,333
Information technology expenses	1,611	1,195	5,746	4,353
Professional fees	908	821	2,250	2,190
Advertising and public relations	635	622	2,111	1,992
Communications	203	201	835	739
Writedown of building	—	—	582	—
FHLB prepayment penalty	—	—	925	—
Other	1,332	1,252	5,538	4,465
Total noninterest expense	15,986	13,187	58,301	48,140
Income before income taxes	5,908	3,221	14,630	12,609
Income taxes	1,008	571	2,815	2,398
Net income	$4,900	$2,650	$11,815	$10,211
Earnings per common share:
Basic	$0.52	$0.29	$1.24	$1.12
Diluted	0.52	0.29	1.24	1.12
Dividends declared per share	0.10	0.08	0.40	0.30
Weighted average common shares outstanding:
Basic	9,498,783	9,494,859	9,498,783	9,129,705
Diluted	9,498,783	9,494,859	9,498,783	9,129,705

Colony Bankcorp, Inc.
Quarterly Comparison
	2020				2019
(dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Assets	$1,763,974	$1,759,446	$1,777,568	$1,510,048	$1,515,313
Loans, net	1,047,376	1,090,586	1,103,688	980,642	961,951
Deposits	1,445,027	1,416,401	1,421,758	1,293,076	1,293,742
Total equity	144,488	140,346	138,594	136,072	130,506
Net income	4,900	3,099	2,214	1,603	2,757
Earnings per basic share	$0.52	$0.33	$0.23	$0.17	$0.29

Key Performance Ratios:
Return on average assets	1.08%	0.70%	0.52%	0.42%	0.73%
Return on average total equity	13.73%	8.80%	6.47%	4.79%	8.47%
Total equity to total assets	8.19%	7.98%	7.80%	9.01%	8.61%
Tangible equity to tangible assets	7.21%	7.00%	6.82%	7.83%	7.42%
Net interest margin	3.58%	3.34%	3.41%	3.63%	3.70%

Colony Bankcorp, Inc.
Quarterly Loan Comparison
	2020				2019
(dollars in thousands)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Core	$872,495	$868,833	$840,652	$848,088	$826,309
PPP	101,147	133,756	133,158	—	—
Purchased	85,861	118,732	148,374	120,726	132,414
Total	$1,059,503	$1,121,321	$989,026	$968,814	$958,723